CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of Aquila Municipal Trust and to the use of our report dated May 29, 2013 on the financial statements and financial highlights of Tax-Free Fund of Colorado, Churchill Tax-Free Fund of Kentucky, Aquila Narragansett Tax-Free Income Fund (formerly known as Narragansett Insured Tax-Free Income Fund) and our report Tax-Free Fund For Utah (the “Funds”), each a series of Aquila Municipal Trust.   Such financial statements and financial highlights appear in the 2013 Annual Report to Shareholders of Aquila Municipal Trust, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 4, 2013